Cenuco, Inc. Signs Funding Agreements for Planned Major Brands Acquisition.
Tuesday, October 11, 5.01 pm ET

Lawrenceville, N.J.--(BUSINESS WIRE)--October 11th, 2005— Cenuco, Inc. (AMEX: ICU) today announced that it has executed agreements to fund the planned acquisition of a group of brands from a leading Consumer Products company. Cenuco plans to merge the acquired brands into its Lander health and beauty care division.

The financing round of $65 million was led by Prentice Capital Management LP and includes equity and debt securities. Proceeds of the financing will also be used for general working capital purposes. In addition, the Company has signed an agreement for a 24-month standby equity facility of up to $100 million for future acquisitions. Closing of these agreements is subject to completion of the planned acquisition and to Cenuco shareholders’ approval. Pending such closing, Prentice Capital Management has agreed to provide bridge financing for the planned acquisition.

Joseph A. Falsetti, Chairman and Chief Executive Officer of Cenuco, stated: "This is a very important day for Cenuco. The signing of these agreements is a significant step forward toward completion of the Company’s first major strategic acquisition and we are very excited about our partnership with Prentice Capital and other members of the financing syndicate."

Cenuco stated that negotiations for the potential acquisition are continuing and there can be no assurance that the transaction will be consummated.

The Stanford Group Company served as the financial advisor to Cenuco.

About Cenuco

Lander, the health and beauty care division of the Company, is a manufacturer, marketer and distributor of a leading value brand health and beauty care products. The Company also produces private label brands for a limited number of top retailers through its Canadian facility. Lander is a leader in the rapidly growing marketplace for value health and beauty care (HBC) products - sold in dollar store and value focused retailers such as Wal-Mart and Kmart.

The Lander brand is recognized as the largest specialty bath brand as reported in 2004 by Information Resources, Inc. (IRI), a global provider of market content and business performance management within consumer goods and retail industries. The company is headquartered in Lawrenceville, New Jersey. The company operates two manufacturing and distribution facilities, one in Binghamton, New York and the other in Toronto, Canada. Visit http://www.lander-hba.com for additional information.

Cenuco Wireless, the wireless technology division of the Company, develops wireless and internet based software solutions for transmitting live streaming video, and other targeted content, directly onto cellular phones and remote computers. The Company's technology has applications in a variety of markets. The Company's wireless data technology is primarily focused on wireless video monitoring solutions that allow users to view real-time streaming video of security cameras or video content feeds at their home or place of business from anywhere they receive a cellular connection, regardless of the cellular carrier, user's location, or type of cellular phone or wireless device. Visit http://www.cenuco.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company's ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.